Exhibit 99.3

Verizon’s Separate Telephone Operations

in California, Florida and Texas

Management’s Discussion and Analysis of Financial Condition and Results of Operations

As of and for the three years ended December 31, 2014

The following discussion should be read in conjunction with the financial statements of Verizon’s Separate Telephone Operations in California, Florida and Texas (“the Group”) and the notes thereto, for the three years ended December 31, 2014, previously filed on our Current Report on Form 8-K on May 4, 2015. This financial information, together with the pro forma adjustments detailed separately reflects the operations that will constitute the Group’s business in connection with the transaction.

Overview

Verizon Communications Inc.’s (“Verizon” or “the Parent”) wireline business provides customers with communications services that include voice, internet access, broadband video and data, next generation IP network services, network access, long distance and other services. Verizon’s Separate Telephone Operations in California, Florida and Texas (“the Group”) represent a portion of Verizon’s wireline business but have not been operated as a distinct business separate from Verizon’s wireline business and do not constitute a separate legal entity. Consequently, financial statements had not historically been prepared for the Group. The Group had approximately 11,000 employees as of December 31, 2014.

The Group is comprised of the local exchange business and related landline activities of Verizon in the states of California, Florida and Texas, including Internet access, long distance services and broadband video provided to certain customers in those states.

The Group is comprised of all or a portion of the following entities: Verizon California Inc., Verizon Florida LLC and GTE Southwest Inc. (doing business as Verizon Southwest), referred to as Incumbent Local Exchange Carriers (“ILECs”), Verizon Long Distance LLC and Verizon Enterprise Solutions LLC (“VLD”), Verizon Online LLC (“VOL”), Verizon Select Services, Inc. (“VSSI”) and Verizon Network Integration Corp. (“VNIC”). The Group excludes all activities of Verizon Wireless.

The Group includes regulated carriers and unregulated businesses in all three states, consisting principally of:

•	Local wireline customers and related operations and assets used to deliver:

•	Local exchange service,

•	IntraLATA toll service,

•	Network access service,

•	Enhanced voice and data services, and

•	Products at retail stores;

•	Consumer and small business switched long distance customers (excluding any customers of Verizon Business Global LLC);

•	Dial-up, high speed Internet (or Digital Subscriber Line) and fiber-to-the-premises Internet service provider customers; and

•	Broadband video in certain areas within California, Florida and Texas.

Many of the communications services that the Group provides are subject to regulation by the state regulatory commissions of California, Florida or Texas with respect to intrastate services and other matters, and by the Federal Communications Commission (“FCC”) with respect to interstate services and other matters. The FCC and state commissions also regulate some of the rates, terms and conditions that carriers pay each other for the exchange voice traffic (particularly traditional wireline traffic) over different networks and other aspects of interconnection for some services. All of the broadband video services the Group provides, including the payment of franchise fees, are subject to regulation by state or local governmental authorities. The Federal Cable Act generally requires companies to obtain a local cable franchise, and the FCC has adopted rules that interpret and implement this requirement. Also, the FCC has a body of rules that apply to cable operators.

The sections that follow provide information about the important aspects of the Group and discuss their results of operations, financial position and sources and uses of cash and investments. Also highlighted are key trends and uncertainties related to the Group to the extent practicable.

Basis of presentation

Historically, financial statements have not been prepared for the Group as it did not operate as a distinct business and did not constitute a separate legal entity. The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) using state-specific information, where available, and allocations where data is not maintained on a state-specific basis within Verizon’s books and records. The allocations impacted substantially all of the statements of operations and comprehensive income (loss) items other than operating revenues and all balance sheet items with the exception of plant, property and equipment and accumulated depreciation which are maintained at the state level. Verizon management believes the assumptions and allocations used to determine the amounts in the combined financial statements are reasonable and reflect all costs of doing business. See Note 1 to the Group’s combined financial statements for additional information regarding the allocation methodology. All significant intercompany transactions within the Group have been eliminated.

Transactions with affiliates

Operating revenue reported by the Group includes transactions with Verizon for the rendering of local telephone services, network access, billing and collection services, interconnection agreements and the rental of facilities and equipment. These services were reimbursed by Verizon based on tariffed rates, market prices, negotiated contract terms or actual costs incurred by the Group.

The Group reimbursed Verizon for specific goods and services it provided to, or arranged for, based on tariffed rates or negotiated terms. These goods and services included items such as communications and data processing services, office space, professional fees and insurance coverage.

The Group was allocated Verizon’s share of costs incurred to provide services on a common basis to all of its subsidiaries. These costs included allocations for marketing, sales, accounting, finance, materials management, procurement, labor relations, legal, security, treasury, human resources, and tax and audit services. Based on pools of costs and the entities they relate to, the allocations were determined based on a three part factor which is computed based on the average of relative revenue, plant, property and equipment and salaries and wages. The allocation factors are calculated by department and updated annually to reflect changes to business operations.

As it relates to the ILECs, the affiliate operating revenue and expense amounts represent all transactions with Verizon that are allocated entirely to the Group. As it relates to VLD, VOL, VSSI, and VNIC, affiliate operating revenue and expense amounts with Verizon were allocated to the Group consistent with the methodology for determining operating revenues and operating expenses as described in Note 1 to the Group’s combined financial statements.

Trends

The industries that we operate in are highly competitive, which we expect to continue particularly as traditional, non-traditional and emerging service providers seek increased market share. We believe that our high-quality customer base and superior networks differentiate us from our competitors and enable us to provide enhanced communications experiences to our customers. We believe our focus on the fundamentals of running a good business, including operating excellence and financial discipline, gives us the ability to plan and manage through changing economic and competitive conditions.

We have experienced continuing access line losses and declines in related revenues as customers have disconnected both primary and secondary lines and switched to alternative technologies such as wireless, voice over Internet protocol (VoIP) and cable for voice and data services. We expect to continue to experience access line losses as customers continue to switch to alternate technologies. We expect FiOS broadband and video penetration to positively impact our revenue and subscriber base.

Despite this challenging environment, we expect that we will be able to grow by providing network reliability and offering product bundles that include broadband Internet access, digital television and local and long distance voice services. We will also continue to focus on cost efficiencies to attempt to offset adverse impacts from unfavorable economic conditions and competitive pressures. We expect content costs for our FiOS video service to continue to increase. However, we expect to achieve certain cost efficiencies in 2015 as we continue to streamline our business processes with a focus on improving productivity and increasing profitability.

Results of operations

Operating Revenues and Selected Operating Statistics

				(dollars in millions) Increase/(Decrease)
Years Ended December 31,	2014	2013	2012	2014 vs. 2013		2013 vs. 2012
Operating revenues	$5,791	$5,824	$5,908	$(33)	(0.6)%	$(84)	(1.4)%
Connections (in thousands) (1)
Total Voice connections	3,654	3,937	4,216	(283)	(7.2)%	(279)	(6.6)%
Total Broadband connections	2,180	2,171	2,146	9	0.4%	25	1.2%
FiOS Internet subscribers	1,548	1,448	1,323	100	6.9%	125	9.4%
FiOS Video subscribers	1,196	1,150	1,061	46	4.0%	89	8.4%
High-Speed Internet subscribers	632	723	823	(91)	(12.6)%	(100)	(12.2)%

(1)	As of the end of period

2014 Compared to 2013

Operating revenues in 2014 of $5,791 million declined $33 million, or 0.6%, compared to 2013 primarily due to the continued decline of local exchange revenues, partially offset by the expansion of FiOS services (Voice, Internet and Video) as well as changes in our pricing strategies. The decline in local exchange revenues related to a 7.2% decline in total voice connections as a result of continued competition and technology substitution with wireless, VoIP, broadband and cable services. Total voice connections include traditional switched access lines in service as well as FiOS digital voice connections. We grew our FiOS Internet and FiOS Video subscriber base by 6.9% and 4.0%, respectively, from December 31, 2013 to December 31, 2014 while also improving penetration rates within our FiOS service areas. As of December 31, 2014, we achieved penetration rates of 47.1% and 36.9% for FiOS Internet and FiOS Video, respectively, compared to penetration rates of 45.0% and 36.2% for FiOS Internet and FiOS Video, respectively, at December 31, 2013.

2013 Compared to 2012

Operating revenues during 2013 of $5,824 million declined $84 million, or 1.4%, compared to 2012 primarily due to the continued decline of local exchange revenue, partially offset by the expansion of FiOS services as well as changes in our pricing strategies. The decline in local exchange revenues related to a 6.6% decline in total voice connections as a result of continued competition and technology substitution with wireless, VoIP, broadband and cable services. Total voice connections include traditional switched access lines in service as well as FiOS digital voice connections. We grew our FiOS Internet and FiOS Video subscriber base by 9.4% and 8.4%, respectively, from December 31, 2012 to December 31, 2013 while also improving penetration rates within our FiOS service area. As of December 31, 2013, we achieved penetration rates of 45.0% and 36.2% for FiOS Internet and FiOS Video, respectively, compared to penetration rates of 42.1% and 34.2% for FiOS Internet and FiOS Video, respectively, at December 31, 2012.

Operating expenses

				(dollars in millions) Increase/(Decrease)
Years Ended December 31,	2014	2013	2012	2014 vs. 2013		2013 vs. 2012
Cost of services and sales (exclusive of items shown below)	$3,309	$2,598	$3,400	$711	27.4%	$(802)	(23.6)%
Selling, general and administrative expenses	1,466	1,130	1,561	336	29.7%	(431)	(27.6)%
Depreciation and amortization expense	1,026	1,191	1,208	(165)	(13.9)%	(17)	(1.4)%

Total Operating Expenses	$5,801	$4,919	$6,169	$882	17.9%	$(1,250)	(20.3)%

2014 Compared to 2013

Cost of services and sales. Cost of services and sales in 2014 of $3,309 million increased $711 million, or 27.4%, compared to 2013, primarily due to pension and benefit charges of approximately $394 million that were recorded during 2014 as compared to pension and benefit credits of approximately $321 million that were recorded in 2013, as well as an increase in content costs associated with continued FiOS subscriber growth and programming license fee increases. Partially offsetting the increase was a decrease in employee costs as a result of reduced headcount and a decline in access costs driven by declines in overall wholesale long distance volumes.

Selling, general and administrative expense. Selling, general and administrative expense in 2014 of $1,466 million increased $336 million, or 29.7%, compared to 2013 primarily due to pension and benefit charges of approximately $174 million that were recorded during 2014 as compared to pension and benefit credits of approximately $138 million that were recorded in 2013, partially offset by decreases in advertising and rent expense.

Depreciation and amortization. Depreciation and amortization expense in 2014 of $1,026 million decreased $165 million, or 13.9%, compared to 2013. The decrease was primarily driven by a decrease in net depreciable assets.

2013 Compared to 2012

Cost of services and sales. Cost of services and sales in 2013 of $2,598 million declined $802 million, or 23.6%, compared to 2012 primarily due to pension and benefit credits of approximately $321 million that were recorded during 2013 as compared to pension and benefit charges of approximately $502 million that were recorded in 2012, as well as a decline in access costs resulting primarily from declines in overall wholesale long distance volumes. This decrease was partially offset by higher content costs associated with continued FiOS subscriber growth and programming license fee increases.

Selling, general and administrative expense. Selling, general and administrative expense in 2013 of $1,130 million decreased $431 million, or 27.6%, compared to 2012 primarily due to pension and benefit credits of approximately $138 million that were recorded during 2013 as compared to pension and benefit charges of approximately $226 million that were recorded in 2012, as well as a decline in employee costs, primarily as a result of headcount reductions, and a decrease in advertising expense.

Depreciation and amortization. Depreciation and amortization expense in 2013 of $1,191 million decreased $17 million, or 1.4%, compared to 2012 primarily driven by a decrease in net depreciable assets.

Operating Income and EBITDA

Earnings before interest, taxes, depreciation and amortization expenses (EBITDA) and Adjusted EBITDA, which are presented below, are non-GAAP measures and do not purport to be alternatives to operating income as a measure of operating performance. Management believes that these measures are useful to investors and other users of our financial information in evaluating operating profitability on a more variable cost basis as they exclude the depreciation and amortization expense related primarily to capital expenditures, as well as in evaluating operating performance in relation to our competitors. EBITDA is calculated by adding back interest, taxes, and depreciation and amortization expense to net income.

Adjusted EBITDA is calculated by excluding the effect of actuarial gains or losses from the calculation of EBITDA. Management believes that excluding actuarial gains or losses as a result of a remeasurement provides additional relevant and useful information to investors and other users of our financial data in evaluating the effectiveness of our operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

Operating expenses include pension and benefit related credits and/or charges based on actuarial assumptions, including projected discount rates and an estimated return on plan assets. These estimates are updated in the fourth quarter to reflect actual return on plan assets and updated actuarial assumptions. The adjustment has been recognized in the income statement during the fourth quarter or upon a remeasurement event pursuant to our accounting policy for the recognition of actuarial gains/losses.

It is management’s intent to provide non-GAAP financial information to enhance the understanding of the Group’s GAAP financial information, and it should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. Each non-GAAP financial measure is presented along with the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The non-GAAP financial information presented may be determined or calculated differently by other companies.

		(dollars in millions)
Years Ended December 31,	2014	2013	2012
Operating Income (Loss)	$(10)	$905	$(261)
Add Depreciation and amortization expense	1,026	1,191	1,208

EBITDA	1,016	2,096	947
Add (Less) Non-operating charges (credits) included in operating expenses:
Pension and benefit charges (credits)	568	(459)	728

Adjusted EBITDA	$1,584	$1,637	$1,675

Operating income (loss) margin	(0.2)%	15.5%	(4.4)%
EBITDA margin	17.5%	36.0%	16.0%
Adjusted EBITDA margin	27.4%	28.1%	28.4%

The changes in Operating income (loss), EBITDA and Adjusted EBITDA and their respective margins in the table above were primarily a result of the factors described in connection with operating revenues and operating expenses.

Other results

				(dollars in millions) Increase/(Decrease)
Years Ended December 31,	2014	2013	2012	2014 vs. 2013		2013 vs. 2012
Interest expense, net	$43	$85	$86	$(42)	(49.4)%	$(1)	(1.2)%
Income tax provision (benefit)	$(21)	$318	$(130)	$(339)	nm	$448	nm
Effective income tax rate	40%	39%	37%

nm- not meaningful

2014 Compared to 2013

Interest expense. Interest expense in 2014 of $43 million decreased $42 million, or 49.4%, compared to 2013 due to the maturity and repayment of a $1 billion affiliate promissory note in April 2014.

Income taxes. The effective income tax rate is calculated by dividing the provision for income taxes by income before the provision for income taxes. The effective income tax rate for the Group during 2014 was 40% on a loss before income taxes of $53 million compared to 39% during 2013 on income before income taxes of $820 million. The change in the effective income tax rate is not meaningful given the variance in income (loss) before income taxes driven by significant pension and other postretirement changes.

2013 Compared to 2012

Interest expense. Interest expense in 2013 of $85 million declined $1 million, or 1.2%, compared to 2012 as the carrying value of debt balance remained consistent during 2013 compared to 2012.

Income taxes. The effective income tax rate for the Group during 2013 was 39% on income before income taxes of $820 million compared to 37% during 2012 on a loss before income taxes of $347 million. The change in the effective income tax rate is not meaningful given the variance in income (loss) before income taxes driven by significant pension and other postretirement changes.

Liquidity and capital resources

		(dollars in millions)
Years Ended December 31,	2014	2013	2012
Cash Flows Provided by (Used in)
Operating activities	$1,909	$1,618	$1,293
Investing activities	(809)	(841)	(780)
Financing activities	(1,100)	(777)	(513)

Net change in cash	$—	$—	$—

Capital expenditures	$810	$842	$807

The Group uses net cash generated from operations to fund capital expenditures and repay affiliate debt.

Cash flows provided by operating activities. Net cash provided by operating activities was $1,909 million, $1,618 million and $1,293 million for the years ended December 31, 2014, 2013 and 2012, respectively. Historically, the Group’s principal source of funds has been cash generated from operations.

In 2014, cash from operating activities increased $291 million compared to 2013 primarily as a result of improved working capital levels, partially offset by lower earnings.

In 2013, cash from operating activities increased $325 million compared to 2012 primarily as a result of higher earnings and improved working capital levels.

Cash flows used in investing activities. Net cash used in investing activities was $809 million, $841 million and $780 million for the years ended December 31, 2014, 2013 and 2012, respectively. Capital expenditures are the Group’s primary use of capital resources as they facilitate the introduction of new products and services, enhance responsiveness challenges and increase the operating efficiency and productivity of the Group’s networks. Capital expenditures declined in 2014 compared to 2013 as a result of decreased legacy spending requirements. Capital expenditures increased in 2013 compared to 2012 as a result of increased spending on our FiOS network.

Cash flows used in financing activities. Net cash used in financing activities was $1,100 million, $777 million and $513 million for the years ended December 31, 2014, 2013 and 2012, respectively. The funding sources of the Group are included in parent funding in the combined statements of assets, liabilities and parent funding without regard to whether the funding represents intercompany debt or equity. The Group participates in the centralized cash management services provided by Verizon. Verizon issues short-term debt, including commercial paper, to fund the working capital requirements of Verizon’s subsidiaries, including the Group, and invests funds in short-term investments on their behalf.

On April 15, 2009, Verizon California Inc. entered into a fixed promissory note with Verizon Financial Services, LLC, to borrow $1 billion, with a maturity date of April 2014 (“Five-Year Note”). The Five-Year Note was settled fully in cash on April 15, 2014. See Note 6 to the Group’s combined financial statements for additional information.

Distribution date indebtedness

The parties anticipate that distribution date indebtedness will consist of the debentures described below.

Verizon California Inc. $200,000,000 6.75% Debentures, Series F, due 2027

In May 1998, Verizon California Inc., a subsidiary of Verizon included in the Group, issued $200,000,000 in aggregate principal amount of 6.75% Series F Debentures due May 15, 2027 in a transaction registered under the Securities Act. The Verizon California Inc. debentures are the obligor’s senior, unsecured obligation that rank equally in right of payment with all of the obligor’s existing and future senior indebtedness and rank senior in right of payment to all of the obligor’s existing and future subordinated indebtedness.

Verizon Florida LLC $300,000,000 6.86% Debentures, Series E, due 2028

In February 1998, Verizon Florida LLC, a subsidiary of Verizon included in the Group, issued $300,000,000 in aggregate principal amount of 6.86% Debentures, Series E, due February 1, 2028 in a transaction registered under the Securities Act. The Verizon Florida LLC debentures are the obligor’s senior, unsecured obligation that rank equally in right of payment with all of the obligor’s existing and future senior indebtedness and rank senior in right of payment to all of the obligor’s existing and future subordinated indebtedness.

Verizon Southwest Inc. $100,000,000 First Mortgage Bonds, 8 1/2 % Series due 2031

In November 1991, GTE Southwest Inc., a subsidiary of Verizon included in the Group, issued $100,000,000 in aggregate principal amount of 8.50% first mortgage bonds due November 15, 2031, in a transaction registered under the Securities Act. The GTE Southwest Inc. bonds are the obligor’s senior, secured obligations that rank equally in right of payment with all of the obligor’s existing and future senior indebtedness and rank senior in right of payment to all of the obligor’s existing and future subordinated indebtedness.

Off-Balance Sheet Arrangements

The Group does not have any off-balance sheet arrangements.

Summary of contractual obligations

The following table discloses aggregate information about the Group’s contractual obligations as of December 31, 2014, and the periods in which payments are due:

	(dollars in millions)
	Payments Due By Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt, including current maturities	$636	$9	$18	$16	$593
Interest on long-term debt	593	44	86	85	378
Operating leases, excluding with affiliate companies	86	19	28	18	21

Total contractual obligations	$1,315	$72	$132	$119	$992

Verizon management is not able to make a reliable estimate of when the unrecognized tax benefits balance of $14 million and related interest and penalties that exist at December 31, 2014, will be settled with the respective taxing authorities until issues or examinations are further developed. Consequently, no amounts related to these tax benefits were included in the table above.

Critical Accounting Policies

The Group’s critical accounting policies are as follows:

•	accounting for income taxes; and

•	depreciation of plant, property and equipment.

Accounting for Income Taxes. The Group’s current and deferred income taxes, and any associated valuation allowances, are impacted by events and transactions arising in the normal course of business as well as in connection with the adoption of new accounting standards, changes in tax laws and rates, acquisitions and dispositions of business and non-recurring items. Assessment of the appropriate amount and classification of income taxes is dependent on several factors, including estimates of the timing and realization of deferred income tax assets and the timing and amount of income tax payments. The Group accounts for tax benefits taken or expected to be taken in Verizon’s tax returns in accordance with the accounting standard relating to uncertainty in income taxes, which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return. The Group reviews and adjusts their liability for unrecognized tax benefits based on their best judgment given the facts, circumstances and information available at each reporting date. To the extent that the final outcome of these tax positions is different than the amounts recorded, such differences may impact income tax expense and actual tax payments. The Group recognizes any interest and penalties accrued related to unrecognized tax benefits in income tax expense. Actual tax payments may materially differ from estimated liabilities as a result of changes in tax laws as well as unanticipated transactions impacting related income tax balances.

Depreciation of Plant, Property and Equipment. The Group records Plant, property and equipment at cost and depreciates the Plant, property and equipment on a straight-line basis over the estimated useful life of the assets. We expect that a one-year increase in estimated useful lives of our Plant, property and equipment in the ILEC’s operations would result in a decrease to our 2014 depreciation expense of $117 million and that a one-year decrease would result in an increase of approximately $357 million in our 2014 depreciation expense.

All of the Group’s significant accounting policies are described in Note 1 to the Group’s combined financial statements for the years ended December 31, 2014, 2013 and 2012.